Exhibit 99.1

MacroSolve Awarded Patent Revolutionizing Use of Smartphones, Tablets and
Rugged Mobile Devices

Currently in discussions with large mobile companies to monetize patent

TULSA, Okla., October 28, 2010 - MacroSolve, Inc. (OTCBB:MCVE) (OTCQB:MCVE) announced today that the United States Patent and Trademark Office has issued U.S. Patent No.7,822,816 to the company. The patent, a significant intellectual property (IP) asset to MacroSolve, further advances its position as a leader in the mobile solutions market. MacroSolve is immediately pursuing the monetization of this patent and its other IP assets and is currently in discussions with several companies in the mobile communications market.

The patent addresses mobile information collection systems across all wireless networks, smartphones, tablets, and rugged mobile devices, regardless of carrier and manufacturer, and is currently utilized in MacroSolve’s ReForm XT™ rapid mobile app development platform.

 “This patent is the biggest step forward I’ve seen during my career in the mobility ecosystem. MacroSolve has been a pioneer in the industry for 14 years and our visionary leadership is solidified in the award of this patent,” stated MacroSolve president and CEO Clint Parr.

Jim McGill, Chairman of the Board for MacroSolve, added, “This revolutionary patent and the ReFormXT platform is the culmination of a decade of shareholder investment which was used to fund resources and technology know-how at MacroSolve. This defining IP represents a paradigm shift in the mobility world and we are pleased to have built this kind of inherent value for our shareholders and partners.”

Coding and development for this technology began in 2002, while the patent application was filed in 2003. The named inventor of the patent is David Payne, who was the founder of MacroSolve. Following seven years of working with the USPTO, the patent has been granted, clearly establishing MacroSolve as having developed state of the art technology very early in the evolution of the mobile app IP space.

For more information please visit www.goanyware.com, www.macrosolve.com, or www.illumemobile.com.

About MacroSolve
MacroSolve, Inc. is a pioneer in delivering mobile apps, technologies, and solutions to businesses and government. Founded in 1997, the company has an extensive network including the top name brands in wireless hardware and software as well as wireless carriers. Leveraging its intellectual property portfolio, MacroSolve is positioned to become the leader in delivering mobile business apps, a market projected to grow by double digits to an aggregate of $11.6 B by 2012. The company operates through its subsidiaries including Anyware Mobile Solutions (http://www.goanyware.com) and Illume Mobile (http://www.illumemobile.com). For more information, visit MacroSolve (http://www.macrosolve.com) or call 800-401-8740.

Safe Harbor Statement
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Investor Contact:
Dilek Mir
(310) 591-5619
dmir@corporateprofile.com

Company Contact:
April Sailsbury
(918) 388-3529
april.sailsbury@macrosolve.com